Exhibit 99

INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc. ®

For Release at 8:00 a.m. Eastern

DUSA PHARMACEUTICALS REPORTS

FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

AND CORPORATE HIGHLIGHTS; AND SUBSEQUENT EVENTS

Wilmington, MA. March 14, 2005 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) announced today its fourth quarter and full year 2004 financial results and corporate highlights.  During the fourth quarter, the Company’s revenues from product sales were $2,545,000, compared to $516,000 in 2003.  Other highlights of the quarter included the initiation of a Phase II study using Levulan® PDT in the treatment of moderate to severe acne; the announcement of a clinical trial agreement with the National Cancer Institute (NCI) Division of Cancer Prevention (DCP), covering Levulan PDT development for the treatment of oral cavity dysplasia; and bringing the majority of Kerastick® distribution in-house.

For the fourth quarter of 2004, end-user Kerastick sales to physicians totaled 26,322, consisting of 22,944 sold in the United States (US), and 3,378 sold by Coherent-AMT, our Canadian marketing and distribution partner. During the fourth quarter of 2003, US Kerastick sales totaled 5,478, with no sales in Canada at that time.  For full-year 2004, 76,482 Kerastick units were sold, including 69,870 in the US and 6,612 in Canada, versus a total of 11,172 sold during 2003, all in the US.

The net number of BLU-U® units placed in doctors’ offices during the fourth quarter was 44, consisting of 29 in the US and 15 in Canada.  For the full year 2004, 508 BLU-U units (net) were placed and a total of 914 units were in doctor’s offices by the end of 2004, consisting of 813 in the US and 101 in Canada, versus 406 at the end of 2003, all of which were installed in the US.

For the full year, product sales increased to $7,988,000, from $970,000 in 2003, reflecting a major increase in awareness of, and demand for, our therapy among dermatologists.  Other highlights for the year included expansion of our sales force over the course of the year from 8 to 22; initiation of a Phase II study using Levulan® PDT for the treatment of photo-damaged skin; a greatly increased presence at dermatology educational meetings and conferences; publication of numerous scientific papers highlighting the use of our products in dermatology; commencement of commercial Kerastick production at our Wilmington manufacturing facility; a financing that raised over $28 million; and the signing of our first clinical trial agreement with the NCI DCP, covering Levulan PDT in the treatment of high-grade dysplasia in patients with Barrett’s esophagus.

Subsequent to year-end, we announced the hiring of Bob Doman as President and Chief Operating Officer and Gary Talarico as Vice President of Sales, and the promotion of Rich Christopher to Vice President, Finance and Chief Financial Officer; we participated successfully at a number of important meetings, including the South Beach Dermatology Symposium February 10-13 and the annual meeting of the American Academy of Dermatology (AAD) February 18-22.  We also received our new supplies of BLU-U units in time for these two meetings and were pleased to see increased reimbursement, effective January 1st, 2005, for Levulan PDT for actinic keratosis.

Based on the increasing demand for our products, we decided in January 2005 to increase the sales force from 22 to 34, including sales representatives, regional managers and the Vice President. Most of the new reps are already in place and we expect them to help deliver a significant increase in sales as the year progresses. With the development of this strong, specialized field force, we have also decided to place an increased emphasis on developing and/or licensing additional dermatology products for the sales force to sell.

Our Levulan PDT dermatology development program also continues on track, with all patient treatments in our Phase II photo-damage and moderate-to-severe acne trials expected to be completed this year.  As each of these indications represents major market opportunities for DUSA, we remain committed to moving these trials along as quickly as possible. Our cooperative agreements with the NCI are also progressing, with trials in both Barrett’s esophagus and oral cavity dysplasia currently expected to get underway later this year.

We continue to await the Court’s decision in the Australian litigation with PhotoCure and Galderma. Simultaneously, we are continuing with settlement discussions.  Late in 2004 and early 2005, DUSA also instituted legal action against 2 compounding pharmacies alleging that they have violated U.S. patent law. One of them, the Cosmetic Pharmacy, was also allegedly involved in the recent incidents involving the use of non-FDA approved botulinum toxin, causing that company to be restrained from committing violations of the Food Drug and Cosmetic Act by the United States District Court in the Southern District of Florida. DUSA has reported the actions of these pharmacies with respect to ALA to the FDA, and is pursuing legal action in order to protect our IP.

Financial Highlights:

For the three months ended December 31, 2004, DUSA’s net loss was ($4,056,000), or ($0.24) per common share, compared to a loss of ($3,770,000), or ($0.27) per common share for 2003. For the twelve months ended December 31, 2004, the Company incurred a net loss of ($15,629,000), or ($0.96) per common share, as compared to a net loss for 2003 of ($14,827,000), or ($1.06) per common share.  The decrease in net loss per share in 2004 as compared to 2003 is primarily due to an increase in the number of weighted average of common shares outstanding during 2004 as a result of our private placement earlier in 2004. As discussed below, the increase in total net loss in 2004 is due to the increase in operating costs offset, in part, by an increase in revenues.

Revenues for the three months ended December 31, 2004 increased to $2,545,000, compared to $516,000 in 2003, due primarily to the significantly higher Kerastick end-user sales. Revenues for the twelve months ended December 31, 2004 were comprised of $7,988,000 in product sales, as compared to product sales of $970,000 in 2003.  With respect to U.S. Kerastick sales, we have increased our direct selling and distribution efforts, while maintaining the services of one external distributor in the United States.  We increased our internal distribution capabilities in order to increase our net profit per unit and gross revenue per unit, although our costs to support this function have also increased. During the second quarter of 2004, DUSA also commenced selling the BLU-U and Kerastick in Canada through an exclusive marketing and distribution agreement with Coherent-AMT Inc., a leading Canadian medical device and laser distribution company.  A breakdown of revenues for the current quarter and 2004 as compared to the prior year were as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Kerastick® product sales
United States	$1,937,000	$447,000	$5,450,000	$901,000
Canada	217,000	—	402,000	—
Total	$2,154,000	$447,000	$5,852,000	$901,000

BLU-U® product sales
United States	$314,000	$69,000	$1,795,000	$69,000
Canada	77,000	—	341,000	—
Total	$391,000	$69,000	$2,136,000	$69,000

Total product sales	$2,545,000	$516,000	$7,988,000	$970,000

Total product sales for the fourth quarter of 2004 reflect the highest level of product sales to date.  However, Kerastick sales must continue to increase significantly in order for DUSA to become a profitable operating company.

Total operating costs for the three months ended December 31, 2004 were $7,056,000, compared to $4,711,000 in 2003.  For the twelve months ended December 31, 2004, total operating costs were $25,196,000 compared to $17,723,000 in 2003. These increases were primarily due to significantly higher marketing and sales costs related to our expanding sales force and related marketing and sales activities, and higher research and development costs in support of our various research projects discussed above. We expect such costs to continue to increase as we continue to expand our sales force and invest in our clinical programs.  The full year operating costs also include a higher level of general and administrative costs due to an increase in audit and consulting fees primarily related to Sarbanes Oxley compliance work, higher personnel related costs, and an increase in general corporate expenses. Included in general and administrative expenses are patent defense of $2,150,000 in 2004 as compared to $2,447,000 in 2003. We expect these patent defense costs to decrease in 2005 even with the current legal disputes in which we are engaged.

As of December 31, 2004, total cash, cash equivalents, and United States government securities, including long-term instruments, were $49,292,000, compared to $37,969,000 at the end of 2003. This increase is primarily due to $28,463,000 of gross proceeds raised from the private placement earlier in March and April 2004, net of operating cash expended during 2004 and the repayment of long-term debt in June 2004.

DUSA PHARMACEUTICALS, INC.

 CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003

ASSETS

Current Assets
Cash and cash equivalents	$2,928,143	$4,294,482
Marketable securities	46,222,969	30,284,841
Accounts receivable	711,016	229,483
Inventory	1,417,160	712,831
Other current assets	1,472,692	1,534,209
Total current assets	52,751,980	37,055,846
Restricted cash	140,764	139,213
Restricted marketable securities	—	3,250,940
Property and equipment, net	3,481,888	4,251,489
Deferred charges and other assets	276,256	—
TOTAL ASSETS	$56,650,888	$44,697,488

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$3,722,716	$2,818,039
Current maturities of long-term debt	—	270,000
Deferred revenue	230,715	129,900
Total current liabilities	3,953,431	3,217,939
Other liabilities	190,439	—
Long-term debt, net of current maturities	—	1,247,500
TOTAL LIABILITIES	4,143,870	4,465,439
TOTAL SHAREHOLDERS’ EQUITY	52,507,018	40,232,049
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$56,650,888	$44,697,488

DUSA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
REVENUES
Product sales	$2,545,324	$516,309	$7,987,656	$970,109

OPERATING COSTS
Cost of product sales and royalties	1,262,134	1,016,581	3,875,018	3,481,248
Research and development	1,639,564	1,236,840	6,489,723	5,403,961
Marketing and sales	2,720,293	895,801	7,622,106	2,494,405
General and administrative	1,434,036	1,561,295	7,209,536	6,343,680
TOTAL OPERATING COSTS	7,056,027	4,710,517	25,196,383	17,723,294
LOSS FROM OPERATIONS	(4,510,703)	(4,194,208)	(17,208,727)	(16,753,185)
OTHER INCOME, NET	454,456	424,301	1,579,747	1,926,331
NET LOSS	$(4,056,247)	$(3,769,907)	$(15,628,980)	$(14,826,854)
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(.24)	$(.27)	$(0.96)	$(1.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	16,871,219	13,965,540	16,317,078	13,936,482

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications, with its primary focus in dermatology.  PDT and PD utilize light-activated compounds such as Levulan to induce a therapeutic or detection effect.  The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made.  These forward-looking statements relate to management’s expectations for delivery of increased sales by the new sales representatives, for completion of Phase II photodamage and acne clinical trials and initiation of NCI trials, for increases in marketing and sales and research and development costs and decreases in patent defense costs. Such risks and uncertainties include, but are not limited to, the Company’s ability to continue to penetrate the market, patient enrollment and the clinical trial process, regulatory approvals, uncertainties relating to litigation, maintenance of its patent portfolio, and other risks identified in DUSA’s SEC filings from time to time.

For further information contact:

D. Geoffrey Shulman, MD, Chairman & CEO

or Shari Lovell, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com